Great Western Bancorp, Inc. Appoints Jim Brannen as New Director

SIOUX FALLS, SD - October 27, 2015 - Great Western Bancorp, Inc. (NYSE: GWB) today appointed James P. Brannen to its Board of Directors and to the Board of Directors of its wholly owned banking subsidiary, Great Western Bank (www.greatwesternbank.com).

“The board welcomes the extensive expertise and judgment Jim brings to our board,” said President and Chief Executive Officer Ken Karels. “We look forward to working with him and know we will benefit from his unique perspective.”

A 31-year veteran of the financial services industry, Brannen has served as Chief Executive Officer of FBL Financial Group, Inc. (NYSE: FFG) (fblfinancial.com) since August 2012. Prior to that, Brannen served for 21 years at FBL Financial in various roles including Chief Financial Officer, Chief Administrative Officer & Treasurer and Vice President of Finance. The Group includes related companies including insurance subsidiaries and affiliates Farm Bureau Life Insurance Company, Farm Bureau Property Casualty Insurance Company and Western Agricultural Insurance Company.

Brannen, 53, received his Bachelor of Business Administration in Accounting from the University of Iowa. He serves as a member of the boards of the United Way of Central Iowa, the Greater Des Moines Partnership, Property Casualty Insurers Association of America and the Federation of Iowa Insurers. Brannen was recently named “Outstanding CPA in Business & Industry" by the Iowa Society of Certified Public Accountants in May 2015.

Brannen will serve on the Audit Committee, replacing Skip Hove, to enable Hove to focus his energies as Chairman of the Board.

About Great Western Bancorp, Inc.
Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The bank services its customers through 158 branches in seven states: South Dakota, Iowa, Nebraska, Colorado, Arizona, Kansas and Missouri. To learn more about Great Western Bank visit www.greatwesternbank.com.
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Great Western Bancorp, Inc.

Media Contact:
Ann Nachtigal, 605-988-9217
Ann.Nachtigal@GreatWesternBank.com